Filed pursuant to Rule 424(b)(7)
Registration No. 333-166190

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Number of Shares	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Unit	Offering Price	Fee
Common Stock, par value $1.00 per share	61,705	$57.37(1)	$3,540,015.85(1)	$252.40

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the registrant’s common stock as reported on the New York Stock Exchange on September 17, 2010.

Prospectus Supplement
September 24, 2010
(to Prospectus dated April 20, 2010)

Common Stock

This prospectus supplement relates to 61,705 shares of our common stock, par value $1.00 per share, which may be sold from time to time by the selling securityholders named herein.

The selling securityholders may offer and sell the common stock (the “securities”) offered hereby to or through underwriters, brokers or dealers, directly to one or more other purchasers, through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction, through agents on a best-efforts basis, or otherwise through a combination of any of the above methods of sale. The securities may be sold in one or more transactions at fixed or negotiated prices or at prices based on prevailing market prices at the time of sale.

We will not receive any of the proceeds from the sale of the securities pursuant to this prospectus supplement. We are, however, responsible for expenses incident to the registration under the Securities Act of 1933, as amended, of the offer and sale of the securities.

Our outstanding shares of common stock are listed on the New York Stock Exchange and trade under the symbol “PVH.” The closing price of our common stock on September 23, 2010 was $57.06 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement, dated September 24, 2010

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information we have included in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate as of any date other than the date on its cover page or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. If the information varies between this prospectus supplement and the accompanying prospectus the information in this prospectus supplement supersedes the information in the accompanying prospectus. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the selling securityholders, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. In this prospectus supplement, we provide you with specific information about the securities the selling securityholders are selling in this offering and about the offering itself. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in the securities. This prospectus supplement also adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information in the documents described below under the heading “Incorporation By Reference,” before investing in the securities.

References to “PVH,” “we,” “our” or “us” refer to Phillips-Van Heusen Corporation and its subsidiaries. References to our acquisition of Tommy Hilfiger refer to our May 2010 acquisition of Tommy Hilfiger B.V. and certain affiliated companies, which companies we refer to collectively as “Tommy Hilfiger.” References to our acquisition of Calvin Klein refer to our February 2003 acquisition of Calvin Klein, Inc. and certain affiliated companies, which companies we refer to collectively as “Calvin Klein.”

INDUSTRY AND MARKET DATA

We obtained or created the market and competitive position data used throughout this prospectus supplement and the documents incorporated by reference herein from research, surveys or studies conducted by third parties, information provided by customers and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications and other information is reliable, we have not independently verified such data and we make no representation as to the accuracy of such information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-732-0330. The SEC also maintains a website at http://www.sec.gov that contains information we file electronically with the SEC. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus supplement does not contain all of the information set forth in the registration statement or in the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements made in this prospectus supplement pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and we qualify those statements in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement and its exhibits and schedules are available at the SEC’s public reference room or through its website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and information we subsequently file with the

SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File Number 001-07572) (excluding information deemed to be furnished and not filed with the SEC) after the date of this prospectus supplement. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement filed on May 24, 2010);

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended May 2, 2010 and August 1, 2010; and

•	our Current Reports on Form 8-K filed with the SEC on March 16, 2010, April 5, 2010, April 8, 2010, April 13, 2010, April 16, 2010, April 21, 2010 (with respect to Item 8.01 only), April 26, 2010, April 28, 2010, May 5, 2010, May 6, 2010, May 12, 2010 (two filings), June 3, 2010 and June 28, 2010.

We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this prospectus supplement, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus supplement incorporates. You may request copies by visiting our website at http://www.pvh.com, or by writing or telephoning us at the following:

Phillips-Van Heusen Corporation
200 Madison Avenue
New York, New York 10016
Attention: Secretary
Telephone: (212) 381-3500

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, including, without limitation, statements relating to our future revenue, cash flows, plans, strategies, objectives, expectations and intentions, including, without limitation, statements relating to our estimated or anticipated financial performance or results are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Because these forward-looking statements involve numerous risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in the forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “forecasting,” “pro forma,” “guidance,” “estimates” or “anticipates,” or the negative of these words and phrases, or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indicators of whether, or the time at which, such performance or results will be achieved. There is no assurance that the events or circumstances reflected in forward-looking statements will occur or be achieved. Forward-looking statements are necessarily dependent on assumptions, expectations, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you that many forward-looking statements presented in the prospectus supplement and the accompanying prospectus are based on our beliefs, expectations and assumptions made by, and information currently available to us. Statements contained and incorporated by reference in this prospectus supplement and the accompanying prospectus that are not historical facts may be forward-looking statements. Such statements relate to our future performance and plans, results of operations, capital expenditures, acquisitions, and operating improvements and costs. Please refer to “Risk Factors” in the attached prospectus and in the documents incorporated by reference herein.

Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following:

•	our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion;

•	in connection with the acquisition of Tommy Hilfiger, we borrowed significant amounts, may be considered to be highly leveraged, and will have to use a significant portion of our cash flows to service such indebtedness, as a result of which we might not have sufficient funds to operate our businesses in the manner we intend or have operated in the past;

•	the levels of sales of our apparel, footwear and related products, both to our wholesale customers and in our retail stores, the levels of sales of our licensees at wholesale and retail, and the extent of discounts and promotional pricing in which we and our licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by our licensors and other factors;

•	our plans and results of operations will be affected by our ability to manage our growth and inventory, including our ability to continue to develop and grow our Calvin Klein businesses in terms of revenue and profitability, and our ability to realize benefits from Tommy Hilfiger;

•	our operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit our ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, our ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where our products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where our or our licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced;

•	disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or become ill;

•	acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity, such as Tommy Hilfiger, into us with no substantial adverse affect on the acquired entity’s or our existing operations, employee relationships, vendor relationships, customer relationships or financial performance;

•	the failure of our licensees to market successfully licensed products or to preserve the value of our brands, or their misuse of our brands; and

•	other risks and uncertainties indicated from time to time in our filings with the SEC.

We do not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or cash flows, whether as a result of the receipt of new information, future events or otherwise.

PHILLIPS-VAN HEUSEN CORPORATION

We are one of the largest apparel companies in the world, with a heritage dating back over 125 years. Our brand portfolio consists of nationally recognized brand names, including Calvin Klein, Van Heusen, IZOD, Bass, ARROW, Eagle and, as of the beginning of the second quarter of 2010, Tommy Hilfiger (previously a licensed brand), which are owned, and Geoffrey Beene, Kenneth Cole New York, Kenneth Cole Reaction, Sean John, JOE Joseph Abboud, MICHAEL Michael Kors, Michael Kors Collection, CHAPS, Trump (marketed as Donald J. Trump Signature Collection prior to January 1, 2010), DKNY, Elie Tahari, Nautica, Ike Behar, Ted Baker, J. Garcia, Claiborne, Robert Graham, U.S. POLO ASSN., Axcess, Jones New York and Timberland, which are licensed.

We completed our acquisition of Tommy Hilfiger during the second quarter of 2010. Tommy Hilfiger, through its subsidiaries, designs, sources and markets men’s and women’s sportswear and activewear, jeanswear, childrenswear and other products worldwide and licenses its brands worldwide over a broad range of products.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of any of the securities offered pursuant to this prospectus supplement.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the New York Stock Exchange (the “NYSE”), under the symbol “PVH.” The following table sets forth on a per share basis the high and low sales prices on the NYSE for our common stock and dividends declared during the periods indicated.

	High	Low	Dividends

Fiscal Year 2008
First Quarter	$43.86	$30.50	$0.0375
Second Quarter	$47.94	$31.62	$0.0375
Third Quarter	$45.77	$20.37	$0.0375
Fourth Quarter	$24.60	$13.04	$0.0375
Fiscal Year 2009
First Quarter	$30.48	$14.09	$0.0375
Second Quarter	$36.08	$24.71	$0.0375
Third Quarter	$44.85	$33.15	$0.0375
Fourth Quarter	$44.92	$39.03	$0.0375
Fiscal Year 2010
First Quarter	$68.18	$38.25	$0.0375
Second Quarter	$65.22	$42.81	$0.0375
Third Quarter (through September 23, 2010)	$60.18	$44.69	$0.0375

The last reported sales price of our common stock on September 23, 2010 on the NYSE was $57.06 per share. As of September 20, 2010, there were approximately 698 holders of record of our common stock.

We currently have a policy of paying an annual dividend on our common stock of $0.15 per share, payable in four equal installments. The payment of cash dividends in the future will be at the discretion of our board of directors. The declaration of any cash dividends and the amount thereof will depend on a number of factors, including our financial condition, capital requirements, funds from operations, the dividend taxation level, our stock price, future business prospects and such other factors as our board of directors may deem relevant. Additionally, our existing indebtedness places significant restrictions on our ability to pay dividends, and other indebtedness we may incur may contain similar restrictions.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 240,000,000 shares of common stock, $1.00 par value per share, and 150,000 shares of preferred stock, $100.00 par value per share. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

As of September 20, 2010, there were 66,371,466 shares of our common stock outstanding, which were held by 698 stockholders of record. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock do not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Our outstanding shares of common stock are listed on the NYSE and trade under the symbol “PVH.” Any additional shares of common stock we offer and sell under this prospectus supplements will also be listed on the NYSE.

Preferred Stock

Our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of us without further action by the stockholders.

Series A Preferred Stock.  In connection with our acquisition of Tommy Hilfiger, on March 15, 2010, we entered into (i) a Securities Purchase Agreement (the “LNK Subscription Agreement”) with LNK Partners, L.P. (“LNK Partners”) and LNK Partners (Parallel), L.P. (together with LNK Partners, “LNK”) and (ii) a Securities Purchase Agreement (the “MSD Subscription Agreement”) with MSD Brand Investments, LLC (“MSD”), pursuant to which we sold to LNK and MSD, respectively, in a private placement, 4,000 shares of the Series A Preferred Stock for an aggregate purchase price of $100,000,000 under each of the LNK Subscription Agreement and the MSD Subscription Agreement. Each of these sales was completed on May 6, 2010. The Series A Preferred Stock issued to LNK and MSD is perpetual preferred stock with a liquidation preference of $25,000 per share, no coupon and convertible at any time into shares of our common stock at a per share conversion price of $47.74 (subject to certain adjustments).

The terms, rights, obligations and preferences of the Series A Preferred Stock are set forth in a Certificate of Designations filed with the Secretary of State of the State of Delaware on May 5, 2010. The holders of the Series A Preferred Stock are not entitled to receive dividends, other than to the extent that dividends are declared and paid on our common stock. In the event that dividends are declared on our common stock, the holders of the Series A Preferred Stock will generally be entitled to receive the amount of cash or assets that they would have received had they converted their shares of the Series A Preferred Stock into shares of our common stock immediately prior to the record day for such dividend.

Each share of Series A Preferred Stock is immediately convertible, at the option of the holder, into the number of shares of our common stock equal to the quotient of (a) the liquidation preference of $25,000 and (b) the conversion price. The conversion price was initially set at $47.74 (the closing price of our common stock on the business day immediately preceding the date of our execution of the LNK Subscription Agreement and the MSD Subscription Agreement) and is subject to equitable adjustment in the event of our taking certain actions, including stock splits, stock dividends, mergers, consolidations or other capital reorganizations.

The Series A Preferred Stock is not redeemable, in whole or in part, at our option or that of any holder. The holders of the Series A Preferred Stock are entitled to vote with the holders of our common stock on an as-converted basis. In addition, the affirmative vote of at least 75% of the shares of Series A Preferred Stock then outstanding is required for us to: (a) amend, alter, repeal, impair or change, in any respect, the rights, preferences, powers, privileges, restrictions, qualifications or limitations of the Series A Preferred Stock, (b) authorize or agree to authorize any increase in the number of shares of Series A Preferred Stock or issue any additional shares of Series A Preferred Stock or (c) amend, alter or repeal any provision of our certificate of incorporation or by-laws that would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof.

LNK Stockholder Agreement.  On May 6, 2010, concurrently with the closing of the sale to LNK of the 4,000 shares of the Series A Preferred Stock (the “LNK Share Sale”), we entered into a Stockholder Agreement with LNK (the “LNK Stockholder Agreement”). Under the terms of the LNK Stockholder Agreement, LNK is provided with the right to nominate one director (the “LNK Nominee”) to our board of directors (the “LNK Board Nomination Right”). We agreed to use commercially reasonable efforts to cause the LNK Nominee to be elected to the Board. In connection with the LNK Board Nomination Right, LNK designated David A. Landau, the controlling partner of LNK, as the LNK Nominee and, on April 29, 2010, our board of directors elected Mr. Landau as a member of our board of directors, which was effective immediately following the consummation of our acquisition of Tommy Hilfiger on May 5, 2010.

The LNK Board Nomination Right will terminate in certain circumstances, including in the event that LNK and its affiliates cease to beneficially own (net of any short interests) less than 80% of the shares of Series A Preferred Stock (or shares of our common stock into which the Series A Preferred Stock are convertible) that LNK acquired in the LNK Share Sale. Until the LNK Board Nomination Right is terminated in accordance with the terms of the LNK Stockholder Agreement, LNK has agreed to vote all shares of Series A Preferred Stock or shares of our common stock received upon the conversion of such Series A Preferred Stock held by it or its affiliates in accordance with the recommendations of our board of directors.

From the completion of the LNK Share Sale until six months following the termination of the LNK Board Nomination Right, LNK and its affiliates are subject to customary standstill restrictions limiting or prohibiting, among other things, the acquisition of more of our securities, making or proposing a merger or change of control transaction, soliciting proxies or supporting any other person or group seeking to engage in the foregoing.

In addition, for a period of nine months following the completion of the LNK Share Sale, subject to limited exceptions, LNK will be prohibited from offering, selling, pledging or otherwise transferring, or hedging against, the shares of Series A Preferred Stock received in the LNK Share Sale (or shares of our common stock received upon the conversion of such Series A Preferred Stock). After the nine-month anniversary of the completion of the LNK Share Sale, LNK will be permitted to sell 50% of its shares of Series A Preferred Stock (or shares of our common stock received upon the conversion of such Series A Preferred Stock), with the remaining portion available for sale following the 15-month anniversary.

The LNK Stockholder Agreement also provided LNK with certain customary registration rights (including demand registrations and piggyback rights) with respect to shares of our common stock into which the Series A Preferred Stock purchased by LNK in the LNK Share Sale may be converted.

MSD Stockholder Agreement.  On May 6, 2010, concurrently with the closing of the sale to MSD of the 4,000 shares of Series A Preferred Stock (the “MSD Share Sale”), we entered into a Stockholder Agreement with MSD (the “MSD Stockholder Agreement”). The MSD Stockholder Agreement is substantially similar to the LNK Stockholder Agreement, except as follows:

•	Under the terms of the MSD Stockholder Agreement, for nine months following the completion of the MSD Share Sale, MSD and its controlled affiliates will be subject to customary standstill restrictions limiting or prohibiting, among other things, the acquisition of more of our securities, making or proposing a merger or change of control transaction, soliciting proxies or supporting any other person or group seeking to engage in the foregoing, although MSD will not be restricted from acquiring up to 9.9% of the total outstanding shares of our common stock.

•	For a period of nine months following the completion of the MSD Share Sale, subject to limited exceptions, MSD will be prohibited from offering, selling, pledging or otherwise transferring, or hedging against, the shares of Series A Preferred Stock that MSD received in the MSD Share Sale (or shares of our common stock received upon the conversion of such Series A Preferred Stock). After the nine-month anniversary of the completion of the MSD Share Sale, MSD will be permitted to sell 50% of its shares of Series A Preferred Stock (or shares of our common stock received upon the conversion of such Series A Preferred Stock), with the remaining portion available for sale following the 12-month anniversary.

•	MSD is not provided with the right to nominate a director to our board of directors.

Limitation on Directors’ Liability

Our certificate of incorporation limits the liability of our directors to us or our stockholders such that no member of our board of directors will be personally liable for monetary damages for any breach of the member’s fiduciary duty as a director, except for liability:

•	for any breach of the member’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law (the “DGCL”) (for unlawful payments of dividends or unlawful stock repurchases or redemptions); and

•	for any transaction from which the member derived an improper personal benefit.

This provision could have the effect of discouraging or deterring our stockholders from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders and us. Our by-laws provide that we must indemnify any person to the full extent permitted by the DGCL, the law of the state in which we are incorporated, and we have entered into agreements with each of our directors which provide them with contractual rights of indemnification consistent with our by-laws.

Delaware Anti-Takeover Law and Certain Charter and By-Law Provisions

Provisions of Delaware law and our certificate of incorporation and by-laws could make the following more difficult:

•	the acquisition of us by means of a tender offer;

•	the acquisition of us by means of a proxy contest or otherwise; or

•	the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Delaware Anti-Takeover Law.  We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

No Cumulative Voting.  Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock.  The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Super-Majority Vote Requirements.  Our certificate of incorporation requires that the affirmative vote of not less than 80% of our outstanding stock entitled to vote shall be required for (i) mergers or consolidations, (ii) certain sales, leases, exchanges, mortgages or pledges of our assets or (iii) issuances or transfers of any of our voting securities having a fair market value of more than $1,000,000, in any such case, involving the “beneficial owner” of 5% or more of our outstanding stock entitled to vote in elections of directors. These special voting requirements do not apply to (a) any transaction consistent in all material respects with a memorandum of understanding approved by our board of directors prior to the time such person shall have become the beneficial owner of 5% or more of our outstanding stock entitled to vote in elections of directors or (b) any transaction if we beneficially own a majority of the outstanding stock entitled to vote in elections of directors of such 5% beneficial owner. Our certificate of incorporation also requires that our by-laws may not be adopted, altered, amended, changed or repealed by our stockholders except by the affirmative vote of not less than 80% of our outstanding stock entitled to vote in the election of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

SELLING SECURITYHOLDERS

The selling securityholders, including their transferees, pledgees or donees or their successors (all of whom may be selling securityholders), may from time to time offer and sell pursuant to this prospectus supplement any or all of the securities. When we refer to the “selling securityholders” in this prospectus supplement, we mean such individuals listed in the table below, as well as their transferees, pledges or donees or their successors.

The following table and related footnotes set forth information with respect to the selling securityholders and the principal amounts of the securities beneficially owned by each selling securityholder that may be offered under this prospectus supplement. Unless set forth below, none of the selling securityholders has nor had within the past three years any material relationship with us or any of our predecessors or affiliates. The information is based on information provided by or on behalf of the selling securityholders to us in a selling securityholder questionnaire and is as of the date specified by the selling securityholders in such questionnaire. The selling securityholders may offer all, some or none of the securities, in one or more offerings. Because the selling securityholders may offer all or some portion of the securities, no estimate can be given as to the amount of the securities that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information regarding their securities in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Please refer to the “Plan of Distribution” in the attached prospectus.

				Number of
		Number of		Shares of
		Shares of		Common
		Common Stock	Number of	Stock
		Beneficially	Shares of	Beneficially
Name of Selling	Title of Selling	Owned Prior to	Common Stock	Owned After
Securityholder(1)	Securityholder	Offering	Being Offered(2)	Offering(3)

Ilan Bak	Senior Director of Production and Sourcing, Menswear, Tommy Hilfiger Europe B.V.	7,981	1,786	6,195
Avery K. Baker	Executive Vice President of Global Marketing and Communications, Tommy Hilfiger Europe B.V.	31,926	10,287	21,639
George Michael Carrara	Chief Operating Officer of Tommy Hilfiger North America, Tommy Hilfiger U.S.A., Inc.	31,458	4,713	26,745
Jeannine P. D’Onofrio	Executive Vice President of Production/ Sourcing Retail North America, Tommy Hilfiger U.S.A., Inc.	3,999	600	3,399
Michael Thomas Frost	Senior Vice President — Corporate Controller, Tommy Hilfiger U.S.A., Inc.	9,875	1,481	8,394
Bettina A. Havrilla	Senior Vice President of Human Resources Tommy Hilfiger, Tommy Hilfiger North America, Tommy Hilfiger U.S.A., Inc.	1,000	1,000	0
Koen Jong	Vice President, Childrenswear, Tommy Hilfiger Europe B.V.	4,789	1,918	2,871

				Number of
		Number of		Shares of
		Shares of		Common
		Common Stock	Number of	Stock
		Beneficially	Shares of	Beneficially
Name of Selling	Title of Selling	Owned Prior to	Common Stock	Owned After
Securityholder(1)	Securityholder	Offering	Being Offered(2)	Offering(3)

Vivien Sandra Kronengold	Senior Vice President, Marketing, Tommy Hilfiger U.S.A., Inc.	3,999	600	3,399
Ana Iza Castro Valle Kuehne	Vice President, Bodywear, Europe, Tommy Hilfiger Europe B.V.	1,306	1,306	0
Thomas J. Linko	Senior Vice President — Operations Controller, Tommy Hilfiger U.S.A., Inc.	9,875	1,481	8,394
Anne Marino	President, Tommy Hilfiger Licensing and Executive Vice President of Global Licensing, Tommy Hilfiger U.S.A., Inc.	8,690	2,999	5,691
Michael Edward Mombello	Executive Vice President of Men’s Design, Licensing, Tommy Hilfiger U.S.A., Inc.	600	600	0
Masayoshi Saijo	Representative Director, Tommy Hilfiger Japan Corporation	16,477	5,000	11,477
Jesper Warum Schreiber	Managing Director, Tommy Hilfiger Scandinavia, T.H. Denmark AS	15,963	7,141	8,821
Jacqueline K. Shea	Senior Vice President, IT, Tommy Hilfiger U.S.A., Inc.	3,999	600	3,399
Gary Richard Sheinbaum	Chief Executive Officer of Tommy Hilfiger North America, Tommy Hilfiger U.S.A., Inc.	82,693	12,404	70,289
Richard Hendrik Veenstra	Travel Coordinator, Tommy Hilfiger Europe B.V.	1,596	168	1,428
Ronnie Guy Vickers	President, The Tommy Hilfiger Corporate Foundation, Tommy Hilfiger U.S.A., Inc.	400	400	0
Marcella Wartenbergh	Senior Vice President, Womenswear, Tommy Hilfiger Europe B.V.	6,621	6,621	0
Linda S. Yanussi	Senior Vice President of Operations, Tommy Hilfiger U.S.A., Inc.	3,999	600	3,399

Number of
		Number of		Shares of
		Shares of		Common
		Common Stock	Number of	Stock
		Beneficially	Shares of	Beneficially
Name of Selling	Title of Selling	Owned Prior to	Common Stock	Owned After
Securityholder(1)	Securityholder	Offering	Being Offered(2)	Offering(3)

TOTAL			61,705

(1)	Each selling securityholder is currently an employee of PVH. In connection with the consummation of our acquisition of Tommy Hilfiger, certain employees of Tommy Hilfiger, including each of the selling securityholders, received shares of our common stock as part of the consideration issued in exchange for their ownership stake in Tommy Hilfiger. The shares covered by this prospectus supplement represent a portion of such consideration.

(2)	The amounts set forth in this column are the shares of our common stock that may be offered by each selling securityholder using this prospectus supplement. These amounts do not include any other shares of our common stock that the selling securityholders may own beneficially or otherwise.

(3)	Constitutes less than one percent of the outstanding shares of our common stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS

The following is a general discussion of material U.S. federal income tax considerations with respect to the ownership and disposition of our common stock applicable to non-U.S. holders. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock other than:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our common stock should consult their tax advisors.

This discussion assumes that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, and holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of U.S. state, local or non-U.S. taxes or tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Accordingly, prospective investors should consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. WE RECOMMEND THAT PROSPECTIVE HOLDERS OF OUR COMMON STOCK CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if an income tax treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated as first reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such shares.

Dividends effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a U.S. permanent establishment) of a non-U.S. holder generally will not be subject to U.S. withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments.

Gain on Sale or Other Disposition of our Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income or, subject to the discussion below under the heading “Information Reporting and Backup Withholding,” withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (in which case the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation) and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder;

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

•	we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period and certain other conditions are satisfied. We believe that we currently are not, and we do not anticipate becoming, a USRPHC.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

U.S. backup withholding tax (currently, at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of our common stock by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of our common stock by a non-U.S. holder effected at a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of our common stock by a non-U.S. holder effected at a non-U.S. office of a broker that is:

•	a U.S. person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•	a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business;

information reporting will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no knowledge or reason to know to the contrary). Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

New Legislation

Recently enacted legislation regarding foreign account tax compliance, effective for payments made after December 31, 2012, imposes a withholding tax of 30% on certain payments (including dividends on, and gross proceeds from the disposition of, our common stock) made to certain foreign financial institutions (including in their capacity as agents or custodians for beneficial owners of our common stock) and to certain other foreign entities unless various information reporting and certain other requirements are satisfied. Investors should consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the shares of our common stock.

PROSPECTUS

PHILLIPS-VAN HEUSEN CORPORATION

Debt Securities
Preferred Stock
Common Stock

We may issue from time to time debt securities, preferred stock or common stock, and we or any selling security holders may offer and sell these securities from time to time in one or more offerings.

We will provide additional terms of our securities in one or more prospectus supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities.

We and any selling security holders may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “PVH.”

You should consider carefully the “Risk Factors” described on page 3 and in any applicable prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is April 20, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any written communication from us or any underwriter specifying the final terms of a particular offering. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus, any prospectus supplement or any written communication from us or any underwriter specifying the final terms of a particular offering is accurate as of any date other than the date on its cover page or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, under a “shelf” registration process. Using this process, we or selling security holders may offer the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or selling security holders may offer.

Each time we use this prospectus to sell securities, we will provide a prospectus supplement. The prospectus supplement will describe the specific terms of that offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement, as well as the additional information in the documents described below under the heading “Where You Can Find More Information” and “Incorporation By Reference.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

If there is any inconsistency between the information set forth in this prospectus and any prospectus supplement, you should rely on the information set forth in the prospectus supplement.

The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

As used in this prospectus, “we,” “us” and “our” and similar terms mean Phillips-Van Heusen Corporation and its subsidiaries, unless the context indicates otherwise. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-732-0330. The SEC also maintains a website at http://www.sec.gov that contains information we file electronically with the SEC. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus does not contain all of the information set forth in the registration statement or in the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements made in this prospectus pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and we qualify those statements in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement and its exhibits and schedules are available at the SEC’s public reference room or through its website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act

of 1934 (File Number 001-07572) (excluding information deemed to be furnished and not filed with the SEC) after the date of this prospectus. The documents we incorporate by reference are:

•	our annual report on Form 10-K for the fiscal year ended January 31, 2010; and

•	our current reports on Form 8-K filed with the SEC on March 16, 2010, April 5, 2010, April 8, 2010, April 13, 2010 and April 16, 2010.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this prospectus, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus incorporates. You may request copies by visiting our website at http://www.pvh.com, or by writing or telephoning us at the following:

Phillips-Van Heusen Corporation
200 Madison Avenue
New York, New York 10016
Attention: Secretary
Telephone: (212) 381-3500

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this prospectus, including the information we incorporate by reference, including, without limitation, statements relating to our future revenue, cash flows, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion; (ii) the levels of sales of our apparel, footwear and related products, both to our wholesale customers and in our retail stores, the levels of sales of our licensees at wholesale and retail, and the extent of discounts and promotional pricing in which we and our licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by our licensors and other factors; (iii) our plans and results of operations will be affected by our ability to manage our growth and inventory, including our ability to continue to develop and grow the Calvin Klein businesses in terms of revenue and profitability; (iv) our operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit our ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, our ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where our products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where our or our licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or become ill; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity, into us with no substantial adverse affect on the acquired entity’s or our existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (vii) the failure of our licensees to market successfully licensed products or to preserve the value of our brands, or their misuse of our brands and (viii) other risks and uncertainties indicated from time to time in our filings with the SEC.

These factors are not necessarily all the important factors that could affect us. We do not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or cash flows, whether as a result of the receipt of new information, future events or otherwise.

ABOUT PHILLIPS-VAN HEUSEN CORPORATION

We are one of the largest apparel companies in the world, with a heritage dating back over 125 years. We design and market nationally recognized branded dress shirts, neckwear, sportswear and, to a lesser extent, footwear and other related products. Additionally, we license our owned brands over a broad range of products. We market our brands at multiple price points and across multiple channels of distribution, allowing us to provide products to a broad range of consumers, while minimizing competition among our brands and reducing our reliance on any one demographic group, merchandise preference or distribution channel. Our licensing activities, principally our Calvin Klein business, diversify our business model by providing us with a sizeable base of profitable licensing revenues.

We were incorporated in the State of Delaware in 1976 as the successor to a business begun in 1881. Our footwear business is the successor to G.H. Bass & Co., a business begun in 1876, our Arrow business is the successor to the original Cluett, Peabody & Co., a business begun in 1851, and our neckwear business is the successor to a business begun in 1873.

Our fiscal years are based on the 52-53 week period ending on the Sunday closest to February 1 and are designated by the calendar year in which the fiscal year commences. References to a year are to our fiscal year, unless the context requires otherwise. Our 2009 year commenced on February 2, 2009 and ended on January 31, 2010; 2008 commenced on February 4, 2008 and ended on February 1, 2009; and 2007 commenced on February 5, 2007 and ended on February 3, 2008.

Our principal executive offices are located at 200 Madison Avenue, New York, New York 10016; our telephone number is (212) 381-3500. We maintain a website at http://www.pvh.com. The information on our website is not incorporated by reference into this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other SEC filings filed after such Annual Report. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

RATIO OF EARNINGS TO FIXED CHARGES

The table below presents our ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preference security dividends for each of the periods indicated:

	Fiscal Year					Pro Forma
	2005	2006	2007	2008	2009	2009(1)

Ratio of earnings to fixed charges	3.6x	4.6x	4.9x	2.8x	3.6x	1.6x
Ratio of earnings to fixed charges and preference security dividends	2.2x	3.5x	4.9x	2.8x	3.6x	1.6x

(1)	Reflects the proposed acquisition of Tommy Hilfiger B.V. and the incurrence and repayment of debt in connection therewith.

The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated interest component of rent expense.

The ratio of earnings to fixed charges and preference security dividends is computed by dividing fixed charges plus the amount of pre-tax earnings required to pay the dividends on outstanding preference securities into earnings before income taxes plus fixed charges.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of securities in the manner and for the purposes set forth in the applicable prospectus supplement.

Pending any specific application, we may initially invest those funds as we deem appropriate.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities which may be issued from time to time by us under this prospectus. The particular terms relating to each debt security will be set forth in a prospectus supplement.

General

Subject to compliance with our other existing indebtedness, we may issue from time to time debt securities under one or more indentures (each of which we refer to herein as the “indenture”) to be entered into between us and U.S. Bank National Association, as trustee. Subject to certain limitations contained therein, each indenture will not limit the amount of debt securities that we may issue thereunder.

The debt securities will be our direct obligations, which can be secured or unsecured. The debt securities will either rank as senior debt or subordinated debt, and may be issued either separately or together with, or upon the conversion of, or in exchange for, other securities. Our ability to meet our obligations under the debt securities, including payment of principal and interest on the notes, depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt service obligations, including payments on the debt securities. Holders of the debt securities will be structurally subordinated to the creditors, including trade creditors, of any of our subsidiaries.

We have summarized certain general features of the debt securities below. You should read the applicable indenture for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed the form of the indenture with the SEC as an exhibit to this registration statement, and we will include the applicable final indenture and any other instrument establishing the terms of the debt securities we offer as exhibits to a filing we will make with the SEC in connection with the offering of such debt securities. Please read the section under the heading “Where You Can Find More Information.”

Terms Applicable to Debt Securities

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of “senior indebtedness”;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities will be guaranteed;

•	any limit on the total principal amount of the debt securities and the ability to issue additional debt securities of the same series;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any covenants or restrictions on us or our subsidiaries;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

•	the denominations in which we may issue the debt securities;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments on the debt securities will be payable by reference to any index or formula;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	provisions relating to discharge and covenant defeasance and legal defeasance and any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	the events of default applicable to the debt securities;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the extent to which a secondary market for the securities is expected to develop;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to form, registration, exchange and transfer;

•	the designation of agents with respect to the debt securities;

•	modification, waiver and amendment provisions;

•	any terms for the conversion or exchange of the debt securities for other securities issued by us; and

•	any other terms of the debt securities, whether in addition to, or by modification or deletion of, the terms described herein.

We may sell debt securities at a discount below their stated principal amount. Any such discount may be substantial. Debt securities we sell may bear no interest or may bear interest at a rate that at the time of issuance is above or below market rates.

Governing Law

The laws of the State of New York will govern the indentures and the debt securities, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Trustee

U.S. Bank National Association will be the trustee under the indentures. U.S. Bank National Association is also the trustee under the indenture governing our 7 1/4% senior notes due 2011 and our 8 1/8% senior notes due 2013.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depository arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 240,000,000 shares of common stock, $1 par value per share, and 150,000 shares of preferred stock, $100 par value per share. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

As of April 16, 2010, there were 52,134,947 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock do not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Our outstanding shares of common stock are listed on the New York Stock Exchange and trade under the symbol “PVH.” Any additional shares of common stock we offer and sell under this prospectus and related prospectus supplements will also be listed on the New York Stock Exchange.

Preferred Stock

No shares of preferred stock are currently outstanding. Our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of us without further action by the stockholders;

The prospectus supplement relating to any series of preferred stock we offer under this prospectus will discuss specific terms relating to the offering. These terms will include some or all of the following:

•	the series designation of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or repurchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for any other securities;

•	any voting rights; and

•	any other powers, preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

Any preferred stock we offer and sell will be fully paid and nonassessable.

Limitation on Directors’ Liability

Our certificate of incorporation limits the liability of our directors to us or our stockholders such that no member of our board of directors will be personally liable for monetary damages for any breach of the member’s fiduciary duty as a director, except for liability:

•	for any breach of the member’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law (for unlawful payments of dividends or unlawful stock repurchases or redemptions); and

•	for any transaction from which the member derived an improper personal benefit.

This provision could have the effect of discouraging or deterring our stockholders from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders and us. Our by-laws provide that we must indemnify any person to the full extent permitted by the Delaware General Corporation Law, the law of the state in which we are incorporated, and we have entered into agreements with each of our directors which provide them with contractual rights of indemnification consistent with our bylaws.

Delaware Anti-Takeover Law and Certain Charter and By-Law Provisions

Provisions of Delaware law and our certificate of incorporation and by-laws could make the following more difficult:

•	the acquisition of us by means of a tender offer;

•	the acquisition of us by means of a proxy contest or otherwise; or

•	the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Delaware Anti-Takeover Law.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

No Cumulative Voting.  Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock.  The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Super-Majority Vote Requirements.  Our certificate of incorporation requires that the affirmative vote of not less than 80% of our outstanding stock entitled to vote shall be required for (i) mergers or consolidations, (ii) certain sales, leases, exchanges, mortgages or pledges of our assets or (iii) issuances or transfers of any of our voting securities having a fair market value of more than $1,000,000, in any such case, involving the “beneficial owner” of 5% or more of our outstanding stock entitled to vote in elections of directors. These special voting requirements do not apply to (a) any transaction consistent in all material respects with a memorandum of understanding approved by our board of directors prior to the time such person shall have become the beneficial owner of 5% or more of our outstanding stock entitled to vote in elections of directors or (b) any transaction if we beneficially own a majority of the outstanding stock entitled to vote in elections of directors of such 5% beneficial owner. Our certificate of incorporation also requires that our by-laws may not be adopted, altered, amended, changed or repealed by our stockholders except by the affirmative vote of not less than 80% of our outstanding stock entitled to vote in the election of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

PLAN OF DISTRIBUTION

We or selling security holders may offer and sell the securities being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had with us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

In addition, we or any selling security holder may enter into option, share lending or other types of transactions that require us or such selling security holder to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We or any selling security holder may enter into hedging transactions with respect to our securities. For example, we or such selling security holder may:

•	enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

•	sell shares of common stock short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we or any selling security holders use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

If indicated in an applicable prospectus supplement, we or selling security holders may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions that we or any selling security holders pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We or any selling security holder may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we or any selling security holders pay for solicitation of these delayed delivery contracts.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us or any selling security holders. Any remarketing firm will be identified and the terms of its agreements, if any, with us or any selling security holders and its compensation will be described in the applicable prospectus supplement.

Agents, underwriters and other third parties described above may be entitled to indemnification by us and by any selling security holder against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or any selling security holder in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities other than the common stock may or may not be listed on a national securities exchange and no assurance can be given that there will be a secondary market for any such securities or liquidity in the secondary market if one develops. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Wachtell, Lipton, Rosen & Katz, New York, New York, will issue an opinion about the legality of any common stock, preferred stock or debt securities we offer through this prospectus. Any underwriters will be advised about issues relating to any offering by their own legal counsel, which counsel shall be specified in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010, and the effectiveness of our internal control over financial reporting as of January 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The audited historical special purpose consolidated financial statements of Tommy Hilfiger B.V., included in our Current Report on Form 8-K, dated April 13, 2010, have been so incorporated in reliance on the reports of PricewaterhouseCoopers Accountants N.V., independent accountants, given on the authority of said firm as experts in auditing and accounting.